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                                                                Exhibit 18.1

The Elder-Beerman Stores Corporation
3155 El-Bee Road
Dayton, Ohio 45439

Dear Sirs:

     We have audited the financial statements of The Elder-Beerman Stores Corporation as of February 1, 2003 and February 2, 2002, and for each of the three years in the period ended February 1, 2003, included in your Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated March 20, 2003, which expresses an unqualified opinion and includes an explanatory paragraph concerning the Company's method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142 and a change in the Company's method of accounting for unrecognized actuarial gains and losses related to pension benefits. Note H to such financial statements contains a description of your adoption during the year ended February 1, 2003 of the change in accounting method of amortizing unrecognized actuarial gains and losses related to pension benefits from the minimum amortization method to a method whereby the Company recognizes any actuarial gains or losses immediately into income or expense. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.

DELOITTE & TOUCHE LLP

Dayton, Ohio
March 20, 2003